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Exhibit 5.1

OPINION OF WILSON SONSINI GOODRICH & ROSATI

                                December 1, 1999

OnDisplay, Inc.
12667 Alcosta Boulevard
San Ramon, CA 94583

     Re:  Registration Statement on Form S-1

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-1 filed by you with the Securities and Exchange Commission as amended on or about the date of this letter (as such may be further amended or supplemented, the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of up to 4,025,000 shares of your Common Stock, par value $0.001 per share (the "Shares"). The Shares, which include up to 525,000 shares of Common Stock issuable pursuant to an over-allotment option granted to the underwriters (the "Underwriters"), are to be sold to the Underwriters as described in such Registration Statement for sale to the public. As your counsel in connection with this transaction, we have examined the proceedings proposed to be taken by you in connection with the sale of the Shares.

     Based on the foregoing, it is our opinion that, the Shares, when issued and sold in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, as such may be further amended or supplemented, or incorporated by reference in any Registration Statement filed pursuant to Rule 462(b) of the Act.

                                   Sincerely,


                                   WILSON SONSINI GOODRICH & ROSATI
                                   Professional Corporation

                                   /s/  Wilson Sonsini Goodrich & Rosati
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